Exhibit 99.1

News Release

Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Julie MacMedan, VP, Investor Relations Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2017 THIRD QUARTER RESULTS

•                  Q3 2017 GAAP diluted EPS of $0.75 compared to GAAP diluted EPS of $0.58 last year and adjusted diluted EPS(1) of $0.71 last year

•                  Company updates outlook for FY 2017 GAAP diluted EPS to $1.80 - $1.85; Adjusted diluted EPS to $2.03 - $2.08

•                  Company repurchased and retired $65 million face value of senior notes in Q3 2017 for a total of $115 million YTD 2017

•                  Cash and cash equivalents of $126 million at end of quarter, an increase of $91 million compared to Q3 2016

FREMONT, CA — December 6, 2017 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal third quarter ended October 28, 2017.

Third quarter 2017 GAAP diluted earnings per share (“EPS”) were $0.75, which includes $0.03 per share from a net gain on extinguishment of debt, compared to GAAP diluted EPS of $0.58, or adjusted diluted EPS of $0.71(1), for the third quarter last year, which includes $0.03 per share from a net gain on extinguishment of debt.  There were no adjusted items for the third quarter of 2017.

“While we still have more work to do, we are pleased with the progress in our business in the third quarter. We posted positive comparable sales at Jos. A. Bank and sequential comparable sales improvement at Men’s Wearhouse and K&G, resulting in our second consecutive quarter of positive comparable sales for our retail segment.  Based on solid third quarter results and a good start to the fourth quarter, we have increased our EPS outlook for the year,” said Tailored Brands CEO Doug Ewert.

“Our new marketing campaigns are building awareness about the solutions we provide to men of all shapes and sizes. We’re bringing new customers into our stores where we win with superior service and selection, including custom suiting at a disruptive price.  We are encouraged by the progress we are making on our strategic initiatives to grow our custom business and enhance our online and in-store omni-channel capabilities.  These initiatives are part of our strategy to deliver a superior customer experience in order to increase market share and drive long-term sustainable growth.”

Ewert added, “We also continued to make progress toward strengthening our balance sheet.  During the third quarter, we repurchased and retired $65 million face value of senior notes, resulting in year-to-date repurchases of $115 million.  We remain committed to a balanced capital allocation strategy, investing to support our growth initiatives, returning cash to shareholders via our dividend and using excess free cash flow to reduce debt.”

(1)         In fiscal 2017, adjusted items currently consist of costs to terminate our tuxedo rental license agreement with Macy’s.  In fiscal 2016, these items primarily related to our store rationalization and profit improvement initiatives as well as integration costs related to Jos. A. Bank. Given the recurring nature of our debt reduction transactions and to facilitate comparability, we have recast our non-GAAP measures presentations for 2016 to remove adjustments previously made for gains/losses on extinguishment of debt.  This changes our non-GAAP diluted EPS for the third quarter of 2016 to $0.71 from $0.68. Non-GAAP adjusted diluted EPS is referred to as “adjusted EPS” for simplicity.  See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS.

Third Quarter Fiscal 2017 Net Sales and Comparable Sales

The table that follows is a summary of total net sales for the third quarter and year-to-date period ending October 28, 2017.  Comparable sales is defined as net sales from stores open at least twelve months at period end and includes e-commerce sales.  The Moores comparable sales change is based on the Canadian dollar.  Due to rounded numbers, amounts may not sum.

Third Quarter Net Sales Summary — Fiscal 2017

	Net Sales (U.S. dollars, in millions)				Comparable Sales Change
	Current Quarter	% of Total Sales	% Change	$ Change	Current Quarter	Prior Year Quarter
Retail Segment	$747.5	92.2%	(2.1)%	$(16.2)	0.1%	(2.6)%
Men’s Wearhouse	$449.0	55.4%	(2.8)%	$(12.8)	(1.0)%	0.1%
Jos. A. Bank	$162.7	20.1%	(2.0)%	$(3.3)	4.9%	(9.8)%
K&G	$69.6	8.6%	(1.8)%	$(1.3)	(0.6)%	(3.0)%
Moores	$57.6	7.1%	1.9%	$1.1	(2.6)%	(0.4)%
MW Cleaners	$8.7	1.1%	2.0%	$0.2

Corporate Apparel Segment	$63.3	7.8%	(24.0)%	$(19.9)

Total Company	$810.8		(4.3)%	$(36.1)

Year-To-Date Net Sales Summary — Fiscal 2017

	Net Sales (U.S. dollars, in millions)				Comparable Sales Change
	YTD	% of Total Sales	% Change	$ Change	Current Year	Prior Year
Retail Segment	$2,265.8	92.7%	(4.0)%	$(94.3)	(1.1)%	(4.5)%
Men’s Wearhouse	$1,327.8	54.3%	(4.2)%	$(58.6)	(2.1)%	(0.1)%
Jos. A. Bank	$504.2	20.6%	(4.9)%	$(26.2)	5.4%	(14.2)%
K&G	$244.1	10.0%	(3.1)%	$(7.9)	(3.5)%	(1.5)%
Moores	$163.7	6.7%	(1.5)%	$(2.5)	(2.2)%	(1.8)%
MW Cleaners	$26.0	1.1%	3.6%	$0.9

Corporate Apparel Segment	$178.7	7.3%	(20.7)%	$(46.7)

Total Company	$2,444.5		(5.5)%	$(141.0)

For the third quarter of 2017, total net sales decreased 4.3% to $810.8 million. Retail net sales decreased 2.1% primarily due to the impact of last year’s store closures, with retail segment comparable sales up 0.1%.  Corporate apparel net sales decreased 24.0%, in line with expectations, primarily due to anniversarying last year’s rollout of a large new uniform program.

Comparable sales at Men’s Wearhouse decreased 1.0%. Comparable sales for clothing increased slightly primarily due to an increase in transactions and units per transaction partially offset by a decrease in average unit retail. Comparable rental services revenue decreased 4.3%, primarily reflecting a consumer shift to purchase suits for special occasions.

Jos. A. Bank comparable sales increased 4.9% primarily due to an increase in transactions and average unit retail that more than offset a decrease in units per transaction.

K&G comparable sales decreased 0.6% primarily due to lower transactions partially offset by increases in average unit retail and units per transaction.

Moores comparable sales decreased 2.6% primarily due to decreases in both units per transaction and transactions that more than offset an increase in average unit retail.

Gross Margin

On a GAAP basis, total gross margin was $358.8 million, a decrease of $18.4 million, primarily due to a decrease in corporate apparel net sales.  As a percent of sales, total gross margin decreased 30 basis points to 44.2%.  On an adjusted basis, total gross margin decreased 20 basis points.

On a GAAP basis, retail gross margin was $342.1 million, a decrease of $8.2 million.  As a percent of sales, retail gross margin decreased 10 basis points to 45.8%.  On an adjusted basis, retail gross margin decreased $7.3 million and the retail gross margin rate was flat compared to last year.

Advertising Expense

Advertising expense decreased $7.0 million to $38.7 million and decreased 60 basis points as a percent of total sales to 4.8%.  The decrease in advertising expense was driven primarily by reductions in television advertising reflecting a shift to digital advertising, as well as the timing of marketing spend.

Selling, General and Administrative Expenses

On a GAAP basis, selling, general and administrative expenses (“SG&A”) decreased $27.0 million to $243.5 million and decreased 190 basis points as a percent of total sales.

On an adjusted basis, SG&A expenses decreased $13.7 million, primarily due to decreases in store-related costs resulting from last year’s store rationalization program as well as lower employee-related benefit costs, partially offset by increased incentive compensation expense.  As a percent of total sales, SG&A expenses decreased 40 basis points to 30.0%.

Operating Income

On a GAAP basis, operating income was $76.6 million compared to $61.1 million last year.  As a percent of sales, operating margin increased 230 basis points to 9.5%.

On an adjusted basis, operating income was $76.6 million, up 4.4% compared to $73.4 million last year.  As a percent of sales, operating margin increased 80 basis points to 9.5%.

Net Interest Expense and Net Gain on Extinguishment of Debt

Net interest expense was $24.3 million compared to $25.4 million last year, as we reduced our outstanding debt.

Net gain on extinguishment of debt was $2.5 million compared to $1.8 million last year resulting from the Company’s repurchase of senior notes.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 32.8% compared to 24.1% last year.

On an adjusted basis, the effective tax rate was 32.8% compared to 30.6% last year.

Net Earnings and EPS

On a GAAP basis, net earnings were $36.9 million compared to $28.4 million last year.  Diluted EPS was $0.75 compared to $0.58 last year.

On an adjusted basis, net earnings were $36.9 million compared to $34.6 million last year.  Adjusted diluted EPS was $0.75, an increase of 5.6% compared to $0.71 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the third quarter of 2017 were $126.2 million, an increase of $91.3 million compared to the end of the third quarter of 2016.  There were no borrowings outstanding on our revolving credit facility at the end of the third quarter of 2017.  As previously announced, the Company amended its revolving credit facility, expanding availability to $550 million at a lower cost and extending its maturity from June 2019 to October 2022.

Inventories decreased $74.9 million, or 7.1%, to $973.0 million at the end of the third quarter of 2017 compared to the end of the third quarter of 2016, primarily due to lower inventories across all of our retail brands.

Total debt at the end of the third quarter of 2017 was approximately $1.5 billion.  During the third quarter, the Company repurchased and retired $65.0 million in face value of its senior notes for a year-to-date total of $115.0 million.  In addition, the Company made its scheduled $1.8 million payment on its term loan.

Cash flow from operating activities for the nine months ended October 28, 2017 was $252.5 million compared to $176.9 million in the same period last year.  The increase was primarily driven by higher earnings, expected lower rental product and inventory purchases, and timing of income tax payments, partially offset by anniversarying last year’s income tax refund.

Capital expenditures for the nine months ended October 28, 2017 were $56.0 million compared to $80.6 million in the same period last year.

FISCAL 2017 FULL YEAR OUTLOOK

•                  Earnings per Share: The Company now expects to achieve GAAP diluted EPS in the range of $1.80 to $1.85, and adjusted diluted EPS of $2.03 to $2.08.

•                  Comparable Sales: The Company continues to expect comparable sales for Men’s Wearhouse and Moores to be down low-single digits and comparable sales for Jos. A. Bank to increase mid-single digits.  The Company now expects comparable sales for K&G to be down low-single digits.

•                  Effective Tax Rate: The Company continues to expect the effective tax rate to be approximately 33%.

•                  Capital Expenditures: The Company continues to expect capital expenditures of approximately $90 million.

•                  Real Estate: In addition to closing all 170 tuxedo shops at Macy’s, the Company continues to expect approximately net 20 store closures in 2017 resulting from its continuous review of its real estate portfolio for opportunities to optimize its fleet as lease terms expire.

The Company noted that fiscal 2017 is a 53-week year versus the 52-week fiscal 2016.

CALL AND WEBCAST INFORMATION

At 5:00 p.m. Eastern time on Wednesday, December 6, 2017, management will host a conference call and real time webcast to discuss fiscal 2017 third quarter results.  To access the conference call, please dial 412-902-0030.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A telephonic replay will be available through December 13, 2017, by calling 201-612-7415 and entering the access code of 13672669#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	October 28, 2017		October 29, 2016		January 28, 2017
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	720	4,040.9	713	4,010.2	716	4,021.7

Jos. A. Bank (b)	493	2,318.3	550	2,588.7	506	2,388.9

Men’s Wearhouse and Tux	51	77.0	61	90.1	58	86.0

The Tuxedo Shop @ Macy’s (c)	—	—	170	84.0	170	84.0

Moores, Clothing for Men	126	787.5	126	789.0	126	789.0

K&G (d)	90	2,076.3	90	2,101.5	91	2,113.5

Total	1,480	9,300.0	1,710	9,663.5	1,667	9,483.1

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  All Tuxedo Shop @ Macy’s stores were closed in the second quarter of 2017.

(d)  86, 82 and 86 stores offering women’s apparel at the end of each period, respectively.

As the leading specialty retailer of men’s suits and largest men’s formalwear provider in the U.S. and Canada, Tailored Brands helps men love the way they look for work and special occasions.  We serve our customers through an expansive omni-channel network that includes over 1,400 locations in the U.S. and Canada as well as our branded e-commerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.  We also operate an international corporate apparel and workwear group consisting of Dimensions, Alexandra and Yaffy in the United Kingdom and Twin Hill in the United States.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.dimensions.co.uk, www.alexandra.co.uk. and www.twinhill.com.

This press release contains forward-looking information, including the Company’s statements regarding its 2017 outlook for earnings per share, comparable sales, effective tax rate, capital expenditures and net store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives, store rationalization plans, profit improvement plans, and revenue enhancement strategies; the impact of the termination of our tuxedo rental license agreement with Macy’s; changes in demand for clothing or rental product; market trends in the retail business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies; advertising or marketing activities of competitors; and legal proceedings.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended October 28, 2017 and October 29, 2016

(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2017	Sales	2016	Sales

Net sales:
Retail clothing product	$575,203	70.9%	$575,046	67.9%
Rental services	126,410	15.6%	138,724	16.4%
Alteration and other services	45,909	5.7%	49,919	5.9%
Total retail sales	747,522	92.2%	763,689	90.2%
Corporate apparel clothing product	63,296	7.8%	83,245	9.8%
Total net sales	810,818	100.0%	846,934	100.0%

Total cost of sales	452,061	55.8%	469,728	55.5%

Gross margin (a):
Retail clothing product	327,910	57.0%	327,068	56.9%
Rental services	105,955	83.8%	115,766	83.5%
Alteration and other services	11,771	25.6%	16,393	32.8%
Occupancy costs	(103,579)	-13.9%	(108,923)	-14.3%
Total retail gross margin	342,057	45.8%	350,304	45.9%
Corporate apparel clothing product	16,700	26.4%	26,902	32.3%
Total gross margin	358,757	44.2%	377,206	44.5%

Advertising expense	38,664	4.8%	45,656	5.4%
Selling, general and administrative expenses	243,466	30.0%	270,494	31.9%

Operating income	76,627	9.5%	61,056	7.2%

Interest expense, net	(24,253)	-3.0%	(25,424)	-3.0%
Gain on extinguishment of debt, net	2,539	0.3%	1,808	0.2%

Earnings before income taxes	54,913	6.8%	37,440	4.4%

Provision for income taxes	18,021	2.2%	9,007	1.1%

Net earnings	$36,892	4.5%	$28,433	3.4%

Net earnings per diluted common share allocated to common shareholders	$0.75		$0.58

Weighted-average diluted common shares outstanding	49,430		48,812

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Nine Months Ended October 28, 2017 and October 29, 2016

(In thousands, except per share data)

	Nine Months Ended
		% of		% of
	2017	Sales	2016	Sales

Net sales:
Retail clothing product	$1,753,782	71.7%	$1,806,660	69.9%
Rental services	373,208	15.3%	403,564	15.6%
Alteration and other services	138,835	5.7%	149,888	5.8%
Total retail sales	2,265,825	92.7%	2,360,112	91.3%
Corporate apparel clothing product	178,657	7.3%	225,328	8.7%
Total net sales	2,444,482	100.0%	2,585,440	100.0%

Total cost of sales	1,356,589	55.5%	1,446,089	55.9%

Gross margin (a):
Retail clothing product	1,004,980	57.3%	1,010,445	55.9%
Rental services	312,628	83.8%	337,621	83.7%
Alteration and other services	35,149	25.3%	45,803	30.6%
Occupancy costs	(311,994)	-13.8%	(327,673)	-13.9%
Total retail gross margin	1,040,763	45.9%	1,066,196	45.2%
Corporate apparel clothing product	47,130	26.4%	73,155	32.5%
Total gross margin	1,087,893	44.5%	1,139,351	44.1%

Advertising expense	120,804	4.9%	138,547	5.4%
Selling, general and administrative expenses	750,995	30.7%	849,122	32.8%

Operating income	216,094	8.8%	151,682	5.9%

Interest expense, net	(74,876)	-3.1%	(77,751)	-3.0%
Gain on extinguishment of debt, net	6,535	0.3%	1,737	0.1%

Earnings before income taxes	147,753	6.0%	75,668	2.9%

Provision for income taxes	50,551	2.1%	20,623	0.8%

Net earnings	$97,202	4.0%	$55,045	2.1%

Net earnings per diluted common share allocated to common shareholders	$1.97		$1.13

Weighted-average diluted common shares outstanding	49,251		48,691

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	October 28,	October 29,
	2017	2016

ASSETS

Current assets:
Cash and cash equivalents	$126,244	$34,948
Accounts receivable, net	81,193	71,898
Inventories	973,001	1,047,915
Other current assets	53,566	60,190

Total current assets	1,234,004	1,214,951
Property and equipment, net	454,921	501,391
Rental product, net	125,320	160,101
Goodwill	119,125	116,026
Intangible assets, net	169,072	172,337
Other assets	8,859	10,323

Total assets	$2,111,301	$2,175,129

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$186,862	$200,199
Accrued expenses and other current liabilities	281,533	280,658
Income taxes payable	21,224	917
Current portion of long-term debt	8,750	7,000

Total current liabilities	498,369	488,774

Long-term debt, net	1,467,735	1,588,873
Deferred taxes and other liabilities	160,197	175,179

Total liabilities	2,126,301	2,252,826

Shareholders’ deficit:
Preferred stock	—	—
Common stock	492	487
Capital in excess of par	485,299	466,817
Accumulated deficit	(469,463)	(499,663)
Accumulated other comprehensive loss	(31,328)	(45,338)

Total shareholders’ deficit	(15,000)	(77,697)

Total liabilities and shareholders’ deficit	$2,111,301	$2,175,129

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Nine Months Ended October 28, 2017 and October 29, 2016

(In thousands)

	Nine Months Ended
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$97,202	$55,045
Non-cash adjustments to net earnings:
Depreciation and amortization	78,929	87,838
Rental product amortization	32,779	35,982
Asset impairment charges	2,867	4,293
Gain on extinguishment of debt, net	(6,535)	(1,737)
Amortization of deferred financing costs and discount on long-term debt	5,391	5,650
Loss on disposition of assets	1,407	616
Other	15,029	(556)
Changes in operating assets and liabilities	25,469	(10,257)

Net cash provided by operating activities	252,538	176,884

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(55,956)	(80,550)
Acquisition of business, net of cash	(457)	—
Proceeds from sales of property and equipment	2,157	605

Net cash used in investing activities	(54,256)	(79,945)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(9,879)	(40,701)
Proceeds from asset-based revolving credit facility	235,900	520,550
Payments on asset-based revolving credit facility	(235,900)	(520,550)
Repurchase and retirement of senior notes	(106,731)	(21,924)
Deferred financing costs	(2,464)	—
Cash dividends paid	(26,895)	(26,438)
Proceeds from issuance of common stock	1,334	1,451
Tax payments related to vested deferred stock units	(1,682)	(1,258)

Net cash used in financing activities	(146,317)	(88,870)

Effect of exchange rate changes	3,390	(3,101)

INCREASE IN CASH AND CASH EQUIVALENTS	55,355	4,968

Balance at beginning of period	70,889	29,980
Balance at end of period	$126,244	$34,948

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information, if applicable, as well as forecasted information for our fiscal year ending February 3, 2018.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results.  For fiscal 2017, these items currently consist of costs to terminate our tuxedo rental license agreement with Macy’s.  For fiscal 2016, these costs primarily related to our store rationalization and profit improvement programs and integration costs related to Jos. A. Bank.  Given the recurring nature of our debt reduction transactions and to facilitate comparability, we have recast our non-GAAP presentation for 2016 to remove adjustments previously made for gains/losses on extinguishment of debt.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended October 29, 2016 (Recasted)

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results
Alteration and other services gross margin	$16,393	$—	$7	$—	$7	$16,400
Occupancy costs	(108,923)	532	(1,510)	—	(978)	(109,901)

Total retail gross margin	350,304	532	(1,503)	—	(971)	349,333

Total gross margin	377,206	532	(1,503)	—	(971)	376,235

Selling, general and administrative expenses	270,494	(866)	(12,452)	—	(13,318)	257,176

Operating income(3)	61,056	1,398	10,949	—	12,347	73,403

Gain on extinguishment of debt, net(4)	1,808	—	—	—	—	1,808

Provision for income taxes(5)	9,007				6,220	15,227

Net earnings	28,433				6,127	34,560

Net earnings per diluted common share allocated to common shareholders	$0.58				$0.13	$0.71

(1)         Primarily consisting of severance costs and accelerated depreciation.

(2)         Primarily consists of $8.7 million of lease termination costs and $1.8 million of consulting costs.

(3)         Of the $12.3 million in total adjustments to operating income, $9.9 million relates to the retail segment and $2.4 million relates to shared services.

(4)         Recast to remove adjustments previously made for gains/losses on extinguishment of debt, which changes non-GAAP diluted EPS to $0.71 from $0.68.

(5)         The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Nine Months Ended October 28, 2017

Consolidated Results	GAAP Results	Macy’s Termination (1)	Total Adjustments	Non-GAAP Adjusted Results
Rental services gross margin	$312,628	$1,416	$1,416	$314,044

Total retail gross margin	1,040,763	1,416	1,416	1,042,179

Total gross margin	1,087,893	1,416	1,416	1,089,309

Selling, general and administrative expenses	750,995	(15,736)	(15,736)	735,259

Operating income	216,094	17,152	17,152	233,246

Provision for income taxes(2)	50,551		5,671	56,222

Net earnings	97,202		11,481	108,683

Net earnings per diluted common share allocated to common shareholders	$1.97		$0.23	$2.21

(1)         Consists of $12.3 million of termination costs, $1.4 million of rental product writeoffs, $1.2 million of asset impairment charges and $2.3 million of other costs, all related to the retail segment.

(2)         The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Nine Months Ended October 29, 2016 (Recasted)

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$1,010,445	$—	$—	$(23)	$(23)	$1,010,422
Alteration and other services gross margin	45,803	—	295	—	295	46,098
Occupancy costs	(327,673)	1,613	(3,016)	(564)	(1,967)	(329,640)

Total retail gross margin	1,066,196	1,613	(2,721)	(587)	(1,695)	1,064,501

Total gross margin	1,139,351	1,613	(2,721)	(587)	(1,695)	1,137,656

Selling, general and administrative expenses	849,122	(5,431)	(61,846)	(2,637)	(69,914)	779,208

Operating income(3)	151,682	7,044	59,125	2,050	68,219	219,901

Gain on extinguishment of debt, net(4)	1,737	—	—	—	—	1,737

Provision for income taxes(5)	20,623				26,745	47,368

Net earnings	55,045				41,474	96,519

Net earnings per diluted common share allocated to common shareholders	$1.13				$0.85	$1.98

(1)         Primarily consisting of accelerated depreciation and severance costs.

(2)         Primarily consists of $37.0 million of lease termination costs and $13.6 million of consulting costs.

(3)         Of the $68.2 million in total adjustments to operating income, $47.4 million relates to the retail segment and $20.8 million relates to shared services.

(4)         Recast to remove adjustments previously made for gains/losses on extinguishment of debt, which changes non-GAAP diluted EPS to $1.98 from $1.96.

(5)         The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted EPS for Fiscal 2017

GAAP to Non-GAAP Adjusted — Reconciliation of Forecasted Adjusted EPS for Fiscal 2017

Diluted EPS- GAAP Basis	$1.80-$1.85
Costs to Terminate Macy’s Agreement	$0.23
Diluted EPS- Non-GAAP Adjusted (1)	$2.03-$2.08

(1)         Based on forecasted adjusted non-GAAP tax rate of 33%